Exhibit 10.9

As of September 8, 2005

Mr. Brian Farrey

Dear Brian:

The Agreement between you (“Executive’) and Monster Worldwide, Inc., f/k/a TMP Worldwide Inc. (the “Company”), dated as of March 12, 2002 (the “Employment Agreement”), is hereby amended as follows:

1.                                       Section 4(d) of the Agreement is hereby amended to read in its entirety as follows:

“(d)                           (1)                                  In the event of any Change in Control, any (i) options to purchase Common Stock of the Company that have been or may be granted to Executive from time to time pursuant to written stock option agreements between Executive and the Company, and (ii) shares of restricted stock that may be granted to Executive from time to time pursuant to written stock bonus agreements between Executive and the Company, in each case which have not theretofore vested or become exercisable, shall automatically and immediately become fully vested and exercisable, subject to the other terms of the applicable agreements.

(2)                                  Anything in this agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any additional payments required under this Section 4(d)) (a “Company Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Company Payments.

(3)                                  For purposes of determining whether any of the Company Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(4)                                  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.  In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(5)                                  The Gross-Up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth day following an event occurring which subjects Executive to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting Executive to the Excise Tax.

(6)                                  If any controversy arises between Executive and the Internal Revenue Service or any state or local taxing authority (a “Taxing Authority”) with respect to the treatment on any return of the Gross-Up Payment, or of any Company Payment, or with respect to any return which a Taxing Authority asserts should show an Excise Tax, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (“Controversy”), (i) the Company shall have the right to participate with Executive in the handling of such Controversy, (ii) the Company shall have the right, solely with respect to a Controversy, to direct Executive to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing

Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and (iii) Executive shall not take any of such steps without the prior written approval of the Company, which the Company shall not unreasonably withhold. If the Company so elects, Executive shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability Executive may incur as a result of such payment. Executive shall promptly notify the Company of any communication with a Taxing Authority, and Executive shall promptly furnish to the Company copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. Executive shall cooperate fully with the Company in the handling of any Controversy by furnishing the Company any information or documentation relating to or bearing upon the Controversy; provided, however, that Executive shall not be obligated to furnish to the Company copies of any portion of Executive’s tax returns which do not bear upon, and are not affected by, the Controversy.

(7) Executive shall pay over to the Company, with ten (10) days after receipt thereof, any refund Executive receive from any Taxing Authority of all or any portion of the Gross-Up Payment or Excise Tax, together with any interest Executive receive from such Taxing Authority on such refund. For purposes of this Section 4(d), a reduction in Executive’s tax liability attributable to the previous payment of the Gross-Up Payment or the Excise Tax shall be deemed to be a refund. If Executive would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, Executive shall pay the amount of such offset over to the Company, together with the amount of interest Executive would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.”

2.                                       The Employment Agreement, as amended by letter agreement, is hereby ratified and confirmed and remains in full force and effect.

Please sign below to indicate your agreement with the foregoing.

MONSTER WORLDWIDE, INC.

	By:	/s/ Myron Olesnyckyj
Name: Myron Olesnyckyj
Title: Senior Vice President

Accepted and Agreed:

/s/ Brian Farrey
Brian Farrey